Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hana Biosciences, Inc.
South San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2009, relating to the financial statements of Hana Biosciences, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP
San Francisco, California

October 30, 2009